Exhibit 10.15.2
Heinz Stumpe
120 Rose Orchard Way
San Jose, CA 95134
      Re:   Employment Agreement
Dear Heinz:
     This letter sets forth the terms of your continued employment with Stratex Networks, Inc. (the “Company”) as well as our understanding with respect to any termination of that employment relationship. This Agreement is effective as of April 1, 2006 and supersedes all prior agreements.
     1. Position and Duties. You are employed by the Company as its Vice President, Operations reporting to Paul Kennard.. You accept continued employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company.
     2. Term of Employment. Your employment with the Company is for no specified term, and may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below.
     3. Compensation. You will be compensated by the Company for your services as follows:
         (a) Salary: Effective April 1, 2006, you will be paid a monthly base salary of $23,846.00, less applicable withholding, in accordance with the Company’s normal payroll procedures. Your salary may be reviewed from time to time, and may be subject to adjustment based upon various factors including, but not limited to, your performance and the Company’s profitability. Any adjustment to your salary shall be made at the sole discretion of the Company. Your base salary will not be reduced except as part of a salary reduction program that similarly affects all members of the executive staff reporting to the Chief Executive Officer of the Company.
         (b) Bonus: To the extent that the Company has one, you will be eligible to participate in any Company executive incentive bonus plan.
         (c) Benefits: You will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company medical, disability or other group insurance plans, as well as under the Company’s business expense reimbursement and other policies. You will accrue paid vacation in accordance with the Company’s vacation policy or other arrangements made by the Company.

Stumpe
Employment Agreement
     4. Voluntary Termination. In the event that you voluntarily resign from your employment with the Company, or in the event that your employment terminates as a result of your death, you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. You agree that if you voluntarily terminate your employment with the Company for any reason, you will provide the Company with at least 10 days’ written notice of your resignation. The Company shall have the option, in its sole discretion, to make your resignation effective at any time prior to the end of such notice period, provided the Company pays you an amount equal to the base salary you would have earned through the end of the notice period.
     5. Other Termination. Your employment may be terminated under the circumstances set forth below.
         (a) Termination by Disability. If, by reason of any physical or mental incapacity, you have been or will be prevented from performing your then-current duties under this Agreement for more than three consecutive months, then, to the extent permitted by law, the Company may terminate your employment without any advance notice. Upon such termination, if you sign a general release of known and unknown claims in a form satisfactory to the Company, the Company will provide you with the severance payments and benefits described in Paragraph 5(c). Nothing in this paragraph shall affect your rights under any applicable Company disability plan; provided, however, that your severance payments will be offset by any disability income payments received by you so that the total monthly severance and disability income payments during your severance period shall not exceed your then-current base salary.
         (b) Termination for Cause or Death: The Company may terminate your employment at any time for cause (as described below). If your employment is terminated by the Company for cause, or if your employment terminates as a result of your death, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination for cause. Provided, however, that if your employment terminates as a result of your death, the Company will also pay your estate the prorated portion of any incentive bonus that you would have earned during the incentive bonus period in which your employment terminates; such prorated bonus will be paid at the time that incentive bonus is paid to other Company employees.
     For purposes of this Agreement, a termination “for cause” occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action by you which has a material detrimental effect on the Company’s reputation or business; (iv) your refusal or inability to perform any assigned duties (other than as a result of a disability) after written notice from the Company to you of, and a reasonable opportunity to cure, such failure or inability; or (v) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under this Agreement.
         (c) Termination Without Cause: The Company may terminate your employment without cause at any time. If your employment is terminated by the Company without cause, and

Stumpe
Employment Agreement
you sign a general release of known and unknown claims in a form satisfactory to the Company, you will receive the following severance benefits:
             (i) severance payments at your final base salary rate for a period of twelve (12) months following your termination; such payments will be made in accordance with the Company’s normal payroll practices;
             (ii) payment of the premiums necessary to continue your group health insurance under COBRA (or to purchase other comparable health insurance coverage on an individual basis if you are no longer eligible for COBRA coverage) until the earlier of (x) twelve (12) months following your termination date; or (y) the date you first became eligible to participate in another employer’s group health insurance plan;
             (iii) the Company will pay you the prorated portion of any incentive bonus that you would have earned during the incentive bonus period in which your employment terminates; such prorated bonus will be paid to you at the time that incentive bonus is paid to other Company employees;
             (iv) with respect to any stock options granted to you by the Company, you will cease vesting upon your termination date; however, you will be entitled to purchase any vested shares of stock that are subject to those options until the earlier of (x) twelve (12) months following your termination date, or (y) the date on which the applicable option(s) expires; except as set forth in this subparagraph, your Company stock options will continue to be subject to and governed by the applicable stock option agreements between you and the Company;
             (v) payment of your then-provided Company car allowance for the period described in subparagraph 5(c)(i); and
             (vi) outplacement assistance selected and paid for by the Company.
         (d) Resignation for Good Reason: If you resign from your employment with the Company for Good Reason (as defined in this paragraph), and such resignation does not qualify as a Resignation for Good Reason Following a Change of Control as set forth in subparagraph (e) below, and you sign a general release of known and unknown claims in a form satisfactory to the Company, you shall receive the severance benefits described in Paragraph 5(c). For purposes of this paragraph, “Good Reason” means any of the following conditions, which condition(s) remain in effect 60 days after written notice from you to the Company’s Chief Executive Officer of said condition(s):
             (i) a reduction in your base salary of 20% or more, other than a reduction that is similarly applicable to all members of the executive staff reporting to the Chief Executive Officer of the Company; or
             (ii) a material reduction in your employee benefits, other than a reduction that is similarly applicable to all members of the executive staff reporting to the Chief Executive Officer of the Company; or

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Employment Agreement
             (iii) the relocation of the Company’s workplace at which you are officed to a location that is more than 75 miles from the Company’s workplace prior to such relocation.
         The foregoing condition(s) shall not constitute “Good Reason” if you do not provide the Chief Executive Officer with the notice described above within 45 days after you first become aware of the condition(s).
         (e) Termination or Resignation For Good Reason Following a Change of Control: If, within 18 months following any Change of Control (as defined below), your employment is terminated by the Company without cause, or if you resign from your employment with the Company for Good Reason Following a Change of Control (as defined below), and you sign a general release of known and unknown claims in a form satisfactory to the Company, you shall receive the severance benefits described in Paragraph 5(c); provided, that the time period set forth in subparagraph 5(c)(i), (ii), (iv)(x), and (v) shall be increased by an additional twelve (12) months. In addition, you shall receive a payment equal to the greater of (i) the average of the annual incentive bonus payments received by you, if any, for the previous three years, or (ii) your target incentive bonus for the year in which your employment terminates. Such payment will be made to you within 15 days following your execution of the general release of claims described above. The Company will also accelerate the vesting of all unvested stock options granted to you by the Company such that all of your Company stock options will be fully vested as of the date of your termination/resignation.
     6. Change of Control/Good Reason.
         (a) For purposes of this Agreement, a “Change of Control” of the Company shall mean:
             (i) The direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept;
             (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors;
             (iii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

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Employment Agreement
             (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations);
             (v) the complete liquidation or dissolution of the Company;
             (vi) any reverse merger in which the Company is the surviving entity but in which securities possessing more than [forty percent (40%)] of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or
             (vii) the acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than [forty percent (40%)] of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator of the Company Stock Option Plan determines shall not be a Corporate Transaction.
For the purposes of this Agreement, the terms “Continuing Directors,” “Corporate Transaction,” “Affiliate” and “Associate” shall have the meanings ascribed to such terms in the Company’s Stock Option Plan.
         (b) For purposes of this Agreement, “Good Reason Following a Change of Control” means any of the following conditions, which condition(s) remain in effect 60 days after written notice from you to the Company’s Chief Executive Officer of said condition(s):
             (i) a material and adverse change in your position, duties or responsibilities for the Company, as measured against your position, duties or responsibilities immediately prior to the Change of Control; or
             (ii) a reduction in your base salary as measured against your base salary immediately prior to the Change in Control; or
             (iii) a material reduction in your employee benefits, other than a reduction that is similarly applicable to all members of the executive staff reporting to the Chief Executive Officer of the Company; or
             (iv) the relocation of the Company’s workplace at which you are officed to a location that is more than 75 miles from the Company’s workplace prior to such relocation for the Company.
The foregoing condition(s) shall not constitute “Good Reason Following a Change of Control” if you do not provide the Chief Executive Officer with the notice described above within 45 days after you first become aware of the condition(s).
         7. Confidential and Proprietary Information: As a condition of your continued employment, and to the extent that you have not done so already, you agree to sign and abide by

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Employment Agreement
the Company’s standard form of employee proprietary information/confidentiality/assignment of inventions agreement.
     8. Termination Obligations,
         (a) You agree that all property, including, without limitation, all equipment, proprietary information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment, belongs to the Company and shall be returned to the Company promptly upon any termination of your employment.
         (b) Upon your termination for any reason, and as a condition of your receipt of any severance benefits hereunder, you will promptly resign in writing from all offices and directorships then held with the Company or any affiliate of the Company.
         (c) Following the termination of your employment with the Company for any reason, you shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. You shall also cooperate in the defense of any action brought by any third party against the Company.
     9. Limitation of Payments and Benefits.
     To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to you (the “Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of such Payments shall be either:
the full amount of the Payments, or
a reduced amount which would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest amount of benefit. In the event that any Excise Tax is imposed on the Payments, you will be fully responsible for the payment of any and all Excise Tax, and the Company will not be obligated to pay all or any portion of any Excise Tax.
     10. Other Activities. In order to protect the Company’s valuable proprietary information, you agree that during your employment and for a period of [one] year[s] following the termination of your employment with the Company for any reason, you will not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee or otherwise, provide any labor, services, advice or assistance to any entity or its successor, which is a direct competitor of the Company (and specifically identified as such in the Company’s Form 10K), unless specifically permitted to do

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Employment Agreement
so in writing by the Company or its successor. You acknowledge and agree that the restrictions contained in the preceding sentence are reasonable and necessary, as there is a significant risk that your provision of labor, services, advice or assistance to any of those competitors could result in the inevitable disclosure of the Company’s proprietary information. You further acknowledge and agree that the restrictions contained in this paragraph will not preclude you from engaging in any trade, business or profession that you are qualified to engage in.
     11. Dispute Resolution, In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this Agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, sexual orientation, disability or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. You and the Company hereby knowingly and willingly waive your respective rights to have any such disputes or claims tried to a judge or jury. Provided, however, that this arbitration provision shall not apply to any claims for injunctive relief by you or the Company.
     12. Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.
     13. Applicable Withholding. All salary, bonus, severance and other payments identified in this Agreement are subject to applicable withholding by the Company.
     14. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.
     15. Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral, with the Company. This Agreement sets forth our entire agreement regarding the Company’s obligation to provide you with severance benefits upon any termination of your employment, and you shall not be entitled to receive any other severance benefits from the Company pursuant to any Company severance plan, policy or practice.
     16. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.
     17. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Company.
     Heinz, we look forward to continuing to work with you at Stratex Networks, Inc. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement,

Stumpe
Employment Agreement
Sincerely,
Stratex Networks, Inc.

By:	/s/ Charles D. Kissner

Charles D. Kissner
Chairman and Chief Executive Officer
     I agree to and accept continued employment with Stratex Networks, Inc. on the terms and conditions set forth in this Agreement.

/s/ Heinz Stumpe

Date: May 1, 2006	Heinz Stumpe

AMENDMENT TO EMPLOYMENT AGREEMENT
Amendment (A)
     Heinz Stumpe (“Executive”) and Stratex Networks, Inc., (the “Company”), are parties to an Employment Agreement of April 1, 2006 (the “Agreement”). Executive and the Company now wish to amend the Agreement, and thus they agree as set forth below. This Amendment shall also be deemed effective as of April 1, 2006.
     1. The following is added to Paragraph 5(c)(ii) of the Agreement: “provided, however, that if you are 60 years of age or older on the date of your termination without cause, and if you have been employed by the Company for not less than three years as of the date of your termination without cause, the Company will pay the premiums necessary to continue your Company group health insurance coverage under COBRA (or to provide you with comparable health insurance coverage) until you reach the age of 65 or until you are eligible to participate in another employer’s group health insurance plan, whichever comes first;”.
     2. In Paragraph 5(e) of the Agreement, the phase “(ii to a maximum of 18 months, unless you are 60 years of age or older on the date of your termination/resignation and you have been employed by the Company for not less than three years as of the date of your termination/resignation, in which case the last clause of subparagraph 5(c)(ii) shall apply)” shall be inserted following the phrase “subparagraph 5(c)(i),”.
     3. In Paragraph 11 of the Agreement, the last sentence (“Provided, however . . .”) is hereby deleted and replaced with the following sentence: “Any arbitration conducted under this Paragraph will be pursuant to the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, a copy of which can be found on the AAA’s website at www.adr.org.”
     Except as modified by this or other Amendment, the Agreement will remain in full force and effect.

Dated: 5/1/06		/s/ Heinz Stumpe

Heinz Stumpe

Dated: 5/1/06		Stratex Networks, Inc.

	By:	/s/ Charles D. Kissner

Its: Chairman and Chief Executive Officer

AMENDMENT TO EMPLOYMENT AGREEMENT
Amendment (B)
     Heinz Stumpe, (“Executive”) and Stratex Networks, Inc., (the “Company”), are parties to an Employment Agreement of April 1, 2006 (the “Agreement”). Executive and the Company now wish to amend the Agreement, and thus they agree as set forth below. This Amendment shall also be deemed effective as of April 1, 2006.
     Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (a) one or more of the payments or benefits you would receive pursuant to this Agreement in connection with your termination of employment would constitute deferred compensation subject to the rules of Section 409A, and (b) you are a “specified employee” under Section 409A, then only to the extent required to avoid your incurrence of any additional tax or interest under Section 409A of the Code, such payment or benefit will be delayed until the date which is six (6) months after your “separation from service” within the meaning of Section 409A. Any payments or benefits which would have been payable but are delayed under the previous sentence shall be payable at that time. You and the Company and agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement.
     Except as modified by this or other Amendment, the Agreement will remain in full force and effect.

Dated: 5/1/06	By:	/s/ Heinz Stumpe

Heinz Stumpe

Dated: 5/1/06		Stratex Networks,

	By:	/s/ Charles D. Kissner

Its: Chairman and Chief Executive Officer